EXHIBIT 99.2

HARBORTOUCH PAYMENTS, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2014
UNAUDITED

HARBORTOUCH PAYMENTS, LLC

BALANCE SHEET
DECEMBER 31, 2014
UNAUDITED

Assets
Current assets:
Cash	$6,059,898
Accounts receivable, less allowance for doubtful accounts of $97,820	21,948,820
Loans receivable:
Employee and agent loans receivable (note 1)	518,303
Related party (note 8)	2,526
Prepaid expenses	404,783

Total current assets	28,934,330

Leasehold improvements, software and equipment:
At cost, less accumulated depreciation of $359,169
(notes 1 and 2)	2,295,582

Other assets:
Deposits:
Lease security	55,978
Processing agent (note 1)	611,064
Promotional equipment not in service	2,498,959
Goodwill (note 1)	204,438,721
Intangible assets (note 3)	199,998,032

Total other assets	407,602,754

Total assets (note 5)	$438,832,666

See accompanying notes to financial statements

HARBORTOUCH PAYMENTS, LLC

BALANCE SHEET
DECEMBER 31, 2014
UNAUDITED

Liabilities and Members’ Equity
Current liabilities:
Accounts payable:
Trade	$18,677,815
Related party (note 8)	58,838
Current portion of residual liability (note 9)	397,126
Current portion of long-term debt (note 5)	5,231,202
Deferred revenue (note 4)	2,941,725
Accrued expenses (notes 1 and 10)	6,396,576
Contingent liability (note 3)	1,311,635

Total current liabilities	35,014,917

Residual liability (note 9)	1,010,974

Long-term debt (note 5)	310,819,175

Deferred revenue (note 4)	6,964,130

Contingent liability (note 3)	1,735,108

Accrued paid-in-kind interest (note 5)	5,744,434

Cumulative preferred distributions (note 11)	4,455,050

Members’ equity (note 11)	73,088,878

Total liabilities and members’ equity	$438,832,666

See accompanying notes to financial statements

HARBORTOUCH PAYMENTS, LLC

STATEMENT OF OPERATIONS
FOR THE PERIOD MARCH 27, 2014 (DATE OF INCEPTION)
THROUGH DECEMBER 31, 2014
UNAUDITED

Gross revenues	$205,511,144

Cost of services	148,584,499

Selling, general and administrative expenses	69,631,552

Loss from operations	(12,704,907)

Other income (expense):
Interest expense (note 5)	(22,428,819)
Transaction costs (notes 1 and 3)	(3,164,429)
Other income (note 4)	352,788
Interest income	15,484

Total other income (expense)	(25,224,976)

Net loss	$(37,929,883)

See accompanying notes to financial statements

HARBORTOUCH PAYMENTS, LLC

STATEMENT OF MEMBERS’ EQUITY
FOR THE PERIOD MARCH 27, 2014 (DATE OF INCEPTION)
THROUGH DECEMBER 31, 2014
UNAUDITED

Balance - March 27, 2014	$—

Capital contributions	121,001,374

Preferred distributions (note 11)	(9,982,613)

Net loss	(37,929,883)

Balance - December 31, 2014	$73,088,878

See accompanying notes to financial statements

HARBORTOUCH PAYMENTS, LLC

STATEMENT OF CASH FLOWS
FOR THE PERIOD MARCH 27, 2014 (DATE OF INCEPTION)
THROUGH DECEMBER 31, 2014
UNAUDITED

Cash flows from operating activities:
Cash received from customers	$90,495,302
Cash paid to suppliers and employees	(55,722,862)
Interest paid	(15,856,280)
Interest received	15,484

Net cash provided from operating activities	18,931,644

Cash flows from investing activities:
Acquisition of substantially all of the assets of MSND, LLC	(34,827,773)
Acquisition of substantially all of the assets of MSI Merchant Holdings, LLC	(148,476,899)
Acquisition of leasehold improvements, software and equipment (net of assets acquired in connection with the acquisition of MSI Merchant Holdings, LLC,
United Bank Card, Inc. and United Cash Solutions, Inc.)	(869,116)
Acquisition of deferred origination costs (net of assets acquired in connection
with the acquisition of United Bank Card, Inc.)	(5,189,980)
Acquisition of merchant portfolios	(3,977,982)
Increase in employee and agent loans receivable	(183,769)
Increase in accounts payable related party	58,838
Decrease in related party loans receivable	118,633

Net cash used in investing activities	(193,348,048)

Cash flows from financing activities:
Repayment of debt	(1,694,225)
Proceeds from debt	186,698,090
Contributed capital	1,000,000
Distributions to members	(5,527,563)

Net cash provided from financing activities	180,476,302

Net increase in cash	6,059,898

Cash - March 27, 2014	—

Cash - December 31, 2014	$6,059,898

See accompanying notes to financial statements

HARBORTOUCH PAYMENTS, LLC

STATEMENT OF CASH FLOWS
FOR THE PERIOD MARCH 27, 2014 (DATE OF INCEPTION)
THROUGH DECEMBER 31, 2014
UNAUDITED

Cash flows from operating activities:

Net loss	$(37,929,883)

Adjustments:
Depreciation	359,169
Amortization	45,077,459
Accrued paid-in-kind interest	5,744,434
Accrued interest rolled into note balance	828,105

Changes in assets and liabilities (net of assets acquired and liabilities assumed in connection with the transaction with MSI Merchant
Services Holding, LLC, MSND, LLC, United Bank Card, Inc.,
United Cash Solutions, Inc. and Harbortouch Financial, LLC):
Increase in accounts receivable	(18,345)
Increase in prepaid expenses	(110,838)
Decrease in processing agent deposit	501,541
Decrease in promotional equipment not in service	179,222
Increase in accounts payable	1,647,600
Decrease in accrued expenses	(2,612,019)
Decrease in residual liability	(130,120)
Decrease in sweepstakes liability	(23,018)
Increase in deferred revenue	5,680,644
Decrease in contingent liability	(262,307)

Total adjustments	56,861,527

Net cash provided from operating activities	$18,931,644

See accompanying notes to financial statements

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 1 - Nature of Business and Significant Accounting Policies
Nature of Business
Harbortouch Payments, LLC (the “Company”) was formed in the State of New Jersey on March 27, 2014. The Company was formed for the purpose of purchasing substantially all of the assets of MSDN Financial, LLC and the outstanding members’ interests in MSI Service Holding, LLC along with a contribution of all of the assets and liabilities of United Bank Card, Inc. The transactions were effective March 31, 2014 and the Company began operations at that time.
Harbortouch Payments, LLC provides point-of sale solutions and card-based payment processing services to business merchants located throughout the United States. The Company’s facilities are located in Allentown, Pennsylvania and Morrisville, North Carolina.
Cash
The Company maintains its cash with high credit quality financial institutions. The total cash balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per bank. At December 31, 2014, approximately $6,500,000 was in excess of the FDIC insurance limits.
Accounts Receivable
Accounts receivable are primarily comprised of amounts due from the Company’s processors from revenues earned, net of related interchange and processing fees. The receivables are typically received within 15-20 days following the end of each month. Accounts are considered past due when payments exceed normal customer payment periods. Amounts deemed uncollectible are written-off in the period that determination is made. As of December 31, 2014, an allowance of $97,820 was recorded.
Employee and Agent Loans Receivable
The Company periodically advances money to agents and employees. The advances at December 31, 2014 amounted to $518,303. The advances are classified as short-term and are deemed fully collectible.
Leasehold Improvements, Software and Equipment
Leasehold improvements, software and equipment are recorded at cost. The Company’s policy is to depreciate all leasehold improvements and equipment using the straight-line depreciation method over the estimated useful lives of the assets. Useful lives range from three to fifteen years.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 1 - Nature of Business and Significant Accounting Policies
Promotional Equipment Not in Service
Promotional equipment not in service represents credit and debit card terminals, point-of-sale systems and electronic cash registers on hand. These items are deployed to merchants under the Company’s free equipment program to merchants as new merchant contracts are signed.
Business Combination and Goodwill
Effective April 1, 2014, the Company entered into an asset purchase agreement to acquire substantially all of the assets of MSND Financial, LLC and a membership purchase agreement to acquire all of the outstanding membership interests in MSI Services Holdings, LLC for a total purchase price of $203,670,174, comprised of $183,304,672 in cash and a $20,365,502 seller note payable (fair value of $22,170,000). In addition all of the outstanding equity in United Bank Card, Inc., United Cash Solutions, Inc. and HarborTouch Financial, LLC were contributed to the Company for 46.5% ownership The Company accounted for this acquisition under the purchase method of accounting. The following is the condensed summary of the assets and liabilities acquired:

Current assets	$20,818,125
Other Assets	3,836,264
Deployed equipment	8,910,000
Fixed assets	1,490,000

Total assets	35,054,389

Liabilities	46,388,818

Net assets acquired	(11,334,429)

Cash purchase price	183,304,672
Seller note payable	22,170,000
Fair value of United Bank Card, Inc.	198,895,686

Total purchase price	404,370,358

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 1 - Nature of Business and Significant Accounting Policies
Business Combination and Goodwill

Purchase price in excess of fair value of net assets acquired
before the allocation of identified intangible assets	$415,704,787

Merchant relationships	$101,370,000
Developed technology	70,230,000
Trademarks/ Tradenames	18,930,000
Non-competition agreements	3,080,000
In-process research and development	920,000
Leasehold interests	160,000
Goodwill	221,014,787

Total	415,704,787
The Company has elected to early adopt Accounting Standards Update No. 2014-02, allowing for amortization of existing goodwill over a period of 10 years resulting in recognition of goodwill amortization. Amortization is computed using the straight-line method. At December 31, 2014, accumulated amortization related to goodwill amounted to $16,576,109.
As of December 31, 2014, estimated amortization expense for goodwill for each of the five succeeding years is as follows:

Year Ending
December 31st:

2015	$22,101,479
2016	22,101,479
2017	22,101,479
2018	22,101,479
2019	22,101,479
The Company incurred transaction costs totaling $2,897,266 related to this acquisition which are included in net loss.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 1 - Nature of Business and Significant Accounting Policies
Impairment of Long-Lived Assets
The Company periodically evaluates the carrying value of long-lived assets, in relation to the respective projected future undiscounted cash flows, to assess recoverability. An impairment loss is recognized if the sum of the expected net cash flows is less than the carrying amount of the long-lived assets being evaluated. The difference between the carrying amount of the long-lived assets being evaluated and the fair value, calculated as the sum of the expected cash flows discounted at a market rate, represents the impairment loss.
Reserve for Losses on Merchant Accounts
Disputes between a cardholder and a merchant periodically arise as a result of, among other things, cardholder dissatisfaction with either merchandise quality of merchant services, non-delivery of goods or non-performance of services. Such disputes may not be resolved in the merchant’s favor. In these cases, the transaction is “charged back” to the merchant, which means the disputed amount is refunded to the customer through the merchant’s acquiring bank and charged to the merchant. If the merchant has inadequate funds, the Company or under limited circumstances, the Company and the acquiring bank, must bear the credit risk for the full amount of the transaction.
The Company maintains deposits from certain merchants as an offset to potential contingent liabilities that are the responsibility of such merchants. The total amount of merchant deposits included in accrued expenses as of December 31, 2014 is $10,000. In addition, the Company’s sponsorship banks hold merchant funds that are available to meet merchant chargeback liabilities if the merchant has inadequate funds to meet the obligation. Total merchant funds held at the Company’s sponsorship banks totaled approximately $2,823,000 as of December 31, 2014. The Company records a reserve for potential chargeback losses. At December 31, 2014, the reserve for losses on merchant accounts included in accrued expenses totaled $58,216. The Company’s transaction processors require the Company to maintain deposits. At December 31, 2014, the total amount of the Company’s funds held at transaction processors and included in other assets was $611,064.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 1 - Nature of Business and Significant Accounting Policies
Revenue Recognition and Deferred Revenue
Company revenues are generated from recurring point-of-sale service fees to merchants, as well as fees for card-based payment processing services. Point-of-sale fees are based on the type and quantity of equipment deployed to the merchant, while card-based fees are based on a percentage of sales and the number of transactions processed each month. The Company reports revenues at the time of sale on a gross basis equal to the full amount of the fees charged to the merchant. Revenue is also derived from miscellaneous service fees, including monthly minimum, statement fees, annual fees and other miscellaneous services.
Annual and other fees that relate to multiple months are deferred and recognized as revenue over the respective period the fee covers which is one year or less.
The Company follows the requirements of FASB ASC 605-45-45, Reporting Revenue Gross as a Principal Versus Net as an Agent, in determining revenue reporting. Generally, where the Company has credit risk and ultimate responsibility for the merchant, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange paid to card issuing banks and assessments paid to credit card companies pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Interchange fees are set by Visa and MasterCard and are based on transaction processing volume and are recognized at the time transactions are processed.
Income Taxes
The Company is organized as a limited liability company in accordance with New Jersey. A limited liability company is not subject to tax in accordance with partnership tax rules. Therefore, there will be no provision for income taxes for this entity since income is taxed on the individual member level.
The Company evaluates uncertain tax positions in accordance with generally accepted accounting principles. The Company’s income tax filings are subject to audit by various taxing authorities. The Company’s open audit periods are 2014.
Advertising Costs
The Company expenses advertising costs as incurred. For the period March 27, 2014 (date of inception) through December 31, 2014 advertising costs were $885,323.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 1 - Nature of Business and Significant Accounting Policies
Concentrations
The majority of the Company’s merchant processing activity has been processed by two vendors. The Company believes that these vendors maintain appropriate backup systems and alternative arrangements to avoid a significant disruption of the processing in the event of an unforeseen event.
A majority of the Company’s revenue is derived from processing Visa and MasterCard bank card transactions. Because the Company is not a “member bank” as defined by Visa and MasterCard, in order to process these bank card transactions the Company has entered into a sponsorship agreement with a bank. The agreement with the bank sponsor requires, among other things, that the Company abide by the by-laws and regulations of the Visa and MasterCard companies. If the Company breaches the sponsorship agreements, the bank sponsor may terminate the agreement and, under the terms of the agreement, the Company would have 180 days to identify an alternative bank sponsor. The Company is dependent on its bank sponsor, Visa and MasterCard for notification of any compliance breaches.
Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 2 - Leasehold Improvements, Software and Equipment
The principal categories of leasehold improvements, software and equipment may be summarized as follows:

Leasehold improvements	$722,830

Office equipment	359,735

Capital lease office equipment	293,139

Software	1,002,212

Office furniture and fixtures	276,835

Total cost	2,654,751

Less accumulated depreciation	359,169

Undepreciated cost	$2,295,582
Depreciation expense for the period March 27, 2014 (date of inception) through December 31, 2014 amounted to $359,169.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 3 - Intangible Assets and Contingent Liability
Intangible assets consist of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Amortization Life
Merchant relationships	$101,370,000	$12,671,250	$88,698,750	72 Months
Developed technology	70,230,000	5,267,250	64,962,750	120 Months
Trademarks & tradenames	18,930,000	2,839,500	16,090,500	60 Months
Non-Compete agreements	3,080,000	1,155,000	1,925,000	24 Months
In process research and development	920,000	69,000	851,000	120 Months
Leasehold interest	160,000	6,900	153,100	210 Months
Merchant portfolios	16,564,898	1,432,917	15,131,981	36-60 Months
Deferred origination costs	14,099,980	4,640,756	9,459,224	36-60 Months
Loan closing costs	3,144,547	418,820	2,725,727	60 Months

Total	$228,499,425	$28,501,393	$199,998,032
As of December 31, 2014, estimated amortization expense for intangible assets for each of the five succeeding years is as follows:

Year Ending
December 31st:

2015	$37,757,887
2016	36,312,741
2017	34,695,217
2018	31,052,269
2019	26,028,853
Amortization expense for other intangible assets totaled $28,501,393 for the period March 27, 2014 (date of inception) through December 31, 2014.
Estimated future amortization expense is based on intangible amounts recorded as of December 31, 2014. Actual amounts will increase if additional amortizable assets are acquired.
The Company incurred transaction costs totaling $267,163 related to the acquisition of the merchant portfolio’s acquisition which are included in net loss.
The Company has recorded $3,046,743 in contingent liability in relation to the purchase of the merchant portfolios above. Payments of these contingent obligations depend on attrition rates and other financial metrics within the respective merchant portfolios.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 4 - Deferred Revenue
The Company charges merchants annual and PCI fees. These fees related to period of up to one year. The Company defers these and recognizes revenue on them over the period they are respective period earned. As of December 31, 2014, the Company had a total of $1,730,572 in deferred revenue relating to annual and PCI fees. The Company recognized a total of approximately $4,982,239 in revenue is recognized on annual and PCI fees for the period March 27, 2014 (date of inception) through December 31, 2014.
As of December 31, 2014, estimated service contract revenue to be recognized for the next year is $1,730,572.
The Company received a signing bonus as an inducement to enter into a processing agreement. The Company has deferred this revenue and recognizes it over the period of the processing agreement which is seven years. As of December 31, 2014, the Company had a total of $8,175,283 in deferred revenue relating to deferred signing bonus. The Company also received a one-time payment of $50,000 for damages caused by the processors system conversion disruptions. A total of $352,788 in revenue was recognized for signing bonus and damages income for the period March 27, 2014 (date of inception) through December 31, 2014, which is included in other income.
As of December 31, 2014, estimated signing bonus revenue to be recognized for each of the five succeeding years and thereafter is as follows:

Year Ending
December 31st:

2015	$1,211,153
2016	1,211,153
2017	1,211,153
2018	1,211,153
2019	1,211,153
Thereafter	2,119,518

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 5 - Long-Term Debt

Note payable to finance company, quarterly excess cash flow principal payments based on set formula, monthly interest only payments with interest at the greater of 9% or the applicable term loan margin plus the greater of LIBOR or 2% (9% as of December 31, 2014), due September 2017, secured by all assets of the Company and guaranteed by Rook Holdings, Inc.	130,391,816

Convertible debt to finance company, interest only at the greater of 5.5% or the applicable term loan margin plus the greater of LIBOR or 4% (5.5% as of December 31, 2014) plus 5.5% accrued paid in kind, convertible into 535 units of class A equity, due March 2018, secured by all assets of the Company and guaranteed by Rook Holdings, Inc.	137,226,025

Note payable to finance company, monthly excess cash flow principal payments based on set formula, monthly interest only payments with interest at the greater of 13% or the applicable term loan margin plus the greater of LIBOR or 4% (13% as of December 31, 2014), due September 2018, secured by all assets of the Company and guaranteed by Rook Holdings, Inc.	25,196,292

Subordinated seller note payable to former owners of MSI Merchant Services Holdings, LLC and MSND Financials, LLC, interest accrues at 4.85% (face of note at 7%) and compounds semiannually, due March 2018, secured by all assets of the Company	22,998,105

Total this page	315,812,238

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 5 - Long-Term Debt

Total from previous page	$315,812,238

Capital lease payable to financial institution, monthly payment of $7,671, including interest at 2.86%, due September 2017, secured by phone system with a net book value of $249,168	238,139

Total	316,050,377

Less current portion of long-term debt	5,231,202

Total debt reflected as long-term	$310,819,175
The amounts of long-term debt coming due during the four years ending December 31, 2018 are as follows:

2015	$5,231,202
2016	5,238,716
2017	130,960,036
2018	174,620,423
Interest expense for the period March 27, 2014 (date of inception) through December 31, 2014 amounted to $22,428,819.
The Company has agreed to certain loan covenants, including the maintenance of certain financial ratios and restrictions on the level of distributions.
As of December 31, 2014, the Company had a total of $5,744,434 in accrued paid-in-kind interest.
Note 6 - Employee Benefit Plan
The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code covering full-time employees who meet minimum age and service requirements. The provisions of the plan include a corporate discretionary profit-sharing contribution to the plan. There were no discretionary profit-sharing contributions to the plan for the period March 27, 2014 (date of inception) through December 31, 2014.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 7 - Operating Leases
The Company leases its facilities under noncancellable agreements which expire at various dates through December 2018 and require monthly lease payments of $62,017 plus the payment of repairs, maintenance, taxes and insurance.
In addition, the Company rents additional warehouse space under month-to-month lease agreements and rents a corporate jet from a related party, see Note 8.
The following are the future minimum rental payments required under the operating leases as of December 31, 2014:

Year Ending
December 31st:

2015	$752,227
2016	764,932
2017	561,770
2018	340,990

Total future minimum payments required	2,419,919
Total rental expense included in the determination of net earnings for the period March 27, 2014 (date of inception) through December 31, 2014 amounted to $817,672.
Note 8 - Related Party Transactions
The Company leases an airplane on a month-to-month basis from the shareholder of the Company. Total expense for this lease amounted to $270,000 for the period March 27, 2014 (date of inception) through December 31, 2014.
The Company pays management fees to its shareholders. A total expense for management fees to related parties amounted to $712,500 for the period March 27, 2014 (date of inception) through December 31, 2014.
The Company has a loan receivable from a related party, related through common control. The loan is unsecured and has no repayment terms and is non-interest bearing. The balance due under this loan receivable was $2,526 as of December 31, 2014.
The Company has accounts payable to a related party, related through common control. The balance due as of December 31, 2014 amounted to $58,838.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 9 - Residual Liability
In connection with the Company’s sale of the future cash flow rights for its merchant contracts done in prior years, the Company is obligated to pay residual commissions to sales agents on the income from those merchants. The Company recorded the present value of the liability using a discount rate of 13.2%. The residual liability as of December 31, 2014 amounted to $1,408,100.
The expected amounts of residual liability payments coming due during the five years ending December 31, 2019 and thereafter are as follows:

2015	$397,126
2016	368,701
2017	263,294
2018	166,033
2019	103,735
Thereafter	114,211
Note 10 - Litigation
Various legal claims arise from time-to-time in the normal course of business, which, in the opinion of management, will not have a material impact on the Company. As of December 31, 2014 a total of $1,297,847 was accrued for legal settlements and included in accrued expenses.
Note 11 - Members’ Equity
The Company has four classes of member’s interests. All classes of member’s interest earn a preferred return of 11% for which any unpaid balances accrue. Class C and class D member’s interest contain voting rights while class A and B contain no voting rights.

HARBORTOUCH PAYMENTS, LLC

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014
UNAUDITED

Note 12 - Supplemental Cash Flow Information
During the period March 27, 2014 (date of inception) through December 31, 2014, the Company had the following non-cash transactions.
Deferred revenue of $16,192,134, a merchant portfolio of $12,429,011, loan closing costs of $528,619 and transaction fees of $185,913 were acquired with the assumption of $283,591 in liabilities, a contingent liability of $2,621,145 and term-debt of $26,430,941.
Equipment of $293,139 was acquired with a capital lease payable.
MSND, LLC and MSI Merchant Holdings, LLC were acquired with $22,170,000 in sellers note payable.
Merchant portfolios were acquired with $157,905 in contingent liabilities.
Term-debt of $23,894,312 and distributions of $55,000,000 were funded with $78,894,312 in term-debt.
Contributed capital of $120,001,374 was received in exchange for the assets and liabilities of United Bank Card, Inc., United Cash Solutions, Inc. and HarborTouch Financial, LLC.
Loan closing costs of $2,615,928 was acquired with term-debt.